Exhibit 10.9

FOX CHASE BANK

EXECUTIVE LONG-TERM INCENTIVE PLAN

Article I

Purpose

The purpose of the Fox Chase Bank Executive Long-Term Incentive Plan (the “Plan”) is to assist the Bank in retaining and attracting key officers contributing to the financial and business success of the Bank.

Article II

Section 409A Compliance

The Bank intends for the Plan to comply with the requirements of Section 409A of the Code and regulations, rulings and other guidance issued thereunder, (collectively, “Section 409A”), and the Plan shall be interpreted and administered accordingly. Notwithstanding any other provision of this Plan, no acceleration of distributions not permitted by Section 409A shall be permitted, and no action, amendment or termination of the Plan shall be effective to the extent it would cause the Plan to violate requirements of Section 409A.

Article III

Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

1.	“Bank” means Fox Chase Bank, Hatboro, Pennsylvania.

2.	“Beneficiary” means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.

3.	“Board” means the Board of Directors of the Bank.

4.	“Cause” shall mean termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

5.	“Change in Control” means any one of the following events occurs:

(a)	Merger: The Bank merges into or consolidates with another entity, or merges another entity into the Bank and, as a result, less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Bank immediately before the merger or consolidation;

(b)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s Board of Directors at the beginning of the two-year period cease for any reason (other than as required by the Order to Cease and Desist dated June 6, 2005 entered into by the Bank with the Office of Thrift Supervision) to constitute at least a majority of the Board; provided, however, that for purposes of this clause (b) each director who is first elected by the Board (or first nominated by the Board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of the two-year period; or

(c)	Sale of Assets: The Bank sells to a third party all or substantially all of its assets.

6.	“Code” means the Internal Revenue Code of 1986, as amended.

7.	“Declared Rate” means the average prime interest rate for the Plan Year plus 1%, unless an alternative formula is otherwise determined by the Board for the Plan Year. The Board shall establish any alternative Declared Rate formula effective for a specific Plan Year by a resolution of the Board no later than the Determination Date for the Plan Year. The Declared Rate shall be used for all interest determinations on the Determination Date and during the Plan Year, as applicable.

8.	“Long-Term Incentive Award” means an award pursuant to Section 4.2 of the Plan.

9.	“Deferred Compensation Account” means the account maintained on the books of the Bank for each Participant pursuant to Article V. A Participant’s Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind.

10.	“Determination Date” means the date on which the amount of a Participant’s Deferred Compensation Account is determined as provided in Article V hereof. Unless otherwise determined by the Board, the last day of each Plan Year shall be the Determination Date.

11.	“Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier’s or Social Security Administration’s determination of Disability.

12.	“Participant” means any officer of the Bank who is designated as a Participant by the Board for a Plan Year.

13.	“Plan Year” means a twelve-month period commencing January 1st and ending the following December 31st. The first Plan Year shall commence on November 15, 2005 and end on December 31, 2005.

Article IV

Participation and Long-Term Incentive Awards

Section 4.1	Participation.

a)	Each Plan Year, the Chief Executive Officer of the Bank (“CEO”) shall determine if a Long-Term Incentive (“LTI”) Award is to be made and, if so, select the officer positions of the Bank for participation in the Plan. Participation in the Plan shall be limited to those officer positions of the Bank as approved and designated by resolution of the Board for a specific Plan Year, provided, however, that each position identified in Appendix A to this Plan shall be eligible to participate for the 2005 and 2006 Plan Years. The initial positions identified in Appendix A are those officer positions deemed to have significant strategic responsibilities.

b)	The Board may, upon designation of an officer position, establish such terms and conditions of individual officer participation as it deems appropriate, if any, including, but not limited to, the vesting of any LTI Award that is different from the vesting specified in Section 4.3.

c)	Upon Board approval of a position’s eligibility to participate in a Plan Year, the CEO shall select the specific individuals from among the incumbents of eligible officer positions to receive an LTI Award pursuant to Section 4.2. Designation of an officer position for a Plan Year shall not entitle the incumbent of the position to become a Participant in a specific Plan Year. The Board may terminate an officer’s status as a Participant on a prospective basis, provided, however, that such termination shall not affect a Participant’s previously granted LTI Awards and the Participant’s Deferred Compensation Account.

Section 4.2	Long-Term Incentive Award.

a)	The CEO shall recommend the LTI Award amount to grant to the incumbent of each eligible position. The Board shall determine and approve the LTI Award amount for the CEO. The Board shall also approve the maximum aggregate LTI Award amount that may be granted to Participants for a specific Plan Year.

b)	Upon Board approval of the maximum aggregate LTI Award amount for a specific Plan Year, the CEO shall determine the Participants to receive an LTI Award for that specific Plan Year and the amount of the LTI Award for a Participant. Such LTI Award for a specific Plan Year may be made by the CEO to a Participant at any time during the Plan Year, but the aggregate LTI Award amount to all Participants may not exceed the maximum amount approved by the Board for the Plan Year.

c)	The CEO shall provide the Participant with written notice of the LTI Award amount, the vesting provisions of the LTI Award, and any other provisions of the Plan deemed appropriate by the CEO to be communicated to the Participant.

d)	Each Participant who receives an LTI Award for the Plan Year and is employed on the last day of the Plan Year shall have their LTI Award amount credited to their Deferred Compensation Account as of the last day of the Plan Year to which the LTI Award relates.

Section 4.3	Vesting of Long-Term Incentive Awards.

(a)	Each LTI Award shall vest 60% on the third anniversary following the last day of the Plan Year to which the LTI Award relates, 80% on the fourth anniversary, and 100% on the fifth anniversary, unless otherwise determined by the Board at the time the Participant is granted the LTI Award.

(b)	Notwithstanding the above, the Board may accelerate the vesting of any LTI Award based, in its sole judgment, on the performance of the Participant using any criteria it deems appropriate.

(c)	All LTI Awards in a Participant’s Deferral Compensation Account shall automatically vest upon (i) the Participant’s death or Disability or (ii) upon the occurrence of a Change in Control.

Article V

Deferred Compensation Account

Section 5.1	Determination of Account.

(a)	Each Participant’s Deferred Compensation Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Compensation Account as of the immediately preceding Determination Date, including interest accrued on the immediately preceding Determination Date pursuant to Section 5.2, plus the Participant’s LTI Award, if any, credited to the Participant’s Deferred Compensation Account on the Determination Date.

(b)	The Deferred Compensation Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Compensation Account since the preceding Determination Date.

Section 5.2	Crediting of Account.

(a)	As of each Determination Date, the Participant’s Deferred Compensation Account shall be increased by the amount of interest earned since the preceding Determination Date.

(b)

The amount of interest earned shall be determined by multiplying the Declared Rate by the average daily balance of the Participant’s Deferred Compensation Account since the immediately preceding Determination Date, not including the LTI Award amount credited to the Participant’s Deferred Compensation Account on the Determination Date. The amount of interest earned and credited to the Participant’s

Deferred Compensation Account on the Determination Date shall vest pro rata to the vesting of the LTI Award amounts credited to the Participant’s Deferred Compensation Account.

Article VI

Distributions

Section 6.1	Manner of Distribution.

(a)	Upon any Participant’s “separation from service”, except for Cause termination, within the meaning of Section 409A of the Code, the vested amount credited to a Participant’s Deferred Compensation Account shall be distributed to him (or, in the event of his death before distribution, to his Beneficiary) in a single lump sum payment.

(b)	Upon any Participant’s termination for Cause, as determined in the sole discretion of the Board, all LTI Awards and vested Deferred Compensation Account balances shall be forfeited, except for termination for Cause following a Change of Control that results in 100% vesting of any LTI Awards.

(c)	Notwithstanding anything herein to the contrary, a Participant may elect to receive distribution of his Deferred Compensation Account upon a change in control (as defined under Section 409A of the Code and the regulations issued thereunder).

(d)	A Participant may also elect to receive vested Deferred Compensation Account amounts and the interest credited thereto at any date so specified by the Participant, but such date shall be no earlier than five (5) years after the Plan Year in which the related LTI Award was granted.

Section 6.2	Distribution Date.

To the extent required by Section 409A of the Code, the distribution of the Participant’s Deferred Compensation Account shall be made as soon as reasonably practicable following the date that is six months after the Participant’s separation from service. Otherwise, payment shall be made not later than seventy-five (75) days following the Participant’s separation from service date or the date specified by the Participant in accordance with Paragraph 6.1 (d).

Section 6.3	Facility of Payment.

If at any time any Participant who is to receive a distribution from their Deferred Compensation Account (“Distributee”) is, in the sole judgment and discretion of the Administrator, legally, physically, or mentally incapable of receiving any distribution due to such Distributee, the distribution may be made to the guardian or legal representative of the Distributee, or, if none exists, to any other person or institution that, in the Administrator’s sole judgment and discretion, will apply the distribution in the best interests of the intended Distributee. Any payment made in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

Section 6.4	Taxes.

The Administrator shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the distribution of Deferred Compensation Account amounts pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Bank.

Article VII

Beneficiary Designation

Section 7.1	Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom distributions under this Plan shall be paid in the event of the Participant’s death prior to a distribution of the Participant’s Deferred Compensation Account. Any Participant Beneficiary designation shall be made in a written instrument filed with the Board and shall be effective only when received in writing by the Board.

Section 7.2	Amendments.

Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section 7.3	No Participant Designation.

If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)	The surviving spouse;

(b)	The Participant’s children, except that if any of the children predecease the Participant, but leave issue surviving, then such issue shall take per stirpes;

(c)	The Participant’s estate.

Section 7.4	Effect of Payment.

Payment to the deemed Beneficiary shall completely discharge the Bank’s obligations under this Plan.

Article VIII

Administration and Claim

Section 8.1	Administration.

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board, which may, by resolution, delegate such functions to a committee of the Board. The Board shall have the authority to resolve any question under the Plan. The determination of the Board as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

Section 8.2	Claims Procedures.

(a)	Claims for payment under the Plan shall be submitted in writing to the Chairman of the Board or the Chairman of the Committee designated by the Board to administer the Plan.

(b)	If any claim for payment is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

(d)

After receipt of the request for review, the Board shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. Such decision by the Board shall not be subject to further review. If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(e)	No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article IX

Amendment and Termination of Plan

Section 9.1	Amendment.

The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Compensation Account maintained pursuant to any existing award under the Plan. Any change in the formula used to determine the Declared Rate shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

Section 9.2	Termination of Plan.

The Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not affect the Deferred Compensation Accounts of Participants as of the date of termination and Participants shall continue to vest in LTI Awards granted prior to termination based on their service after the date of termination. Such LTI Awards and their deferral shall otherwise remain subject to the terms of this Plan.

Article X

Miscellaneous

Section 10.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds there from owned or which may be acquired by the Bank (“Policies”). Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Bank’s obligations under this Plan. Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

Section 10.2	Non-Assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.3	Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge a Participant at any time.

Section 10.4	Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section 10.5	Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 10.6	Governing Law.

The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, unless preempted by federal law.

Section 10.7	Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 10.8	Notice.

Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Chairman of the Board. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

Section 10.9	Successors.

The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

Section 10.10	Effective Date.

The effective date of the Plan is November 15, 2005.

Appendix A

Proposed Positions Eligible to Participate in the Plan

Grade	Mid-point	Position
CEO	$300.0	President and Chief Executive Officer
25	222.2	Chief Financial Officer
25	222.2	Chief Lending Officer
24	177.8	Chief Admin Officer
23	148.2	Chief Credit Policy Officer
22	123.5	SVP Commercial Lending
21	102.9	VP Retail Banking
21	102.9	VP Treasurer
20	85.8	VP Controller
17	74.6	VP Human Resources